LaSalle Bank N.A. 135 South LaSalle Street Suite 1625 Chicago, IL 60603 Global Securities and Trust Services

Annual Statement of Compliance

VIA: EMAIL

Structured Asset Securities Corporation II,
745 Seventh Avenue
New York, New York 10019
Attention: David Nass -- LB-UBS Commercial Mortgage Trust 2007-C2

Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, North Carolina 28262-1075
Attention: LB-UBS Commercial Mortgage Trust 2007-C2

Re:	LB-UBS Commercial Mortgage Trust 2007-C2 Commercial Mortgage Pass-Through Certificates, Series 2007-C2

Reference is made to the Pooling and Servicing Agreement dated as of April 11, 2007 (the “Agreement”), among Structured Asset Securities Corporation II, as Depositor, Wachovia Bank, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, and LaSalle Bank National Association, as Trustee.

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

1.	A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Trustee has fulfilled all of its obligations under the Agreement in all material respects throughout such year.

Date: 3/14/08

LaSalle Bank National Association, as Trustee

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President